Exhibit 99.1

Contact:

ACADIA Pharmaceuticals Inc.

Thomas H. Aasen, Vice President and Chief Financial Officer

+1-858-558-2871

ACADIA PHARMACEUTICALS REPORTS THIRD QUARTER

2004 FINANCIAL RESULTS

SAN DIEGO, CA, November 10, 2004 – ACADIA Pharmaceuticals Inc. (Nasdaq: ACAD), a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders, today reported financial results for the third quarter and nine months ended September 30, 2004.

ACADIA reported a net loss of $6.2 million for the third quarter ended September 30, 2004, compared to a net loss of $3.4 million for the third quarter of 2003. For the nine months ended September 30, 2004, ACADIA reported a net loss of $18.6 million, compared to a net loss of $9.8 million for the comparable period of 2003.

At September 30, 2004, ACADIA’s cash, cash equivalents and investment securities totaled $43.2 million, compared to $27.2 million at December 31, 2003.

Third Quarter Financial Results

Revenues totaled $1.6 million for the third quarter ended September 30, 2004, compared to $1.7 million for the third quarter of 2003. Revenues consisted primarily of research and milestone payments earned under the company’s collaborative agreements with Allergan, Inc.

Research and development expenses increased to $5.9 million for the third quarter ended September 30, 2004 from $4.0 million for the third quarter of 2003. The increase in research and development expenses largely reflected increased costs associated with ACADIA’s three proprietary clinical development programs, ACP-103 for treatment-induced dysfunction in Parkinson’s disease, ACP-103 as an adjunctive therapy for schizophrenia, and ACP-104 for the treatment of schizophrenia.

General and administrative expenses increased to $1.3 million for the third quarter ended September 30, 2004 from $642,000 for the comparable quarter of 2003. The increase in general and administrative expenses was due primarily to increased insurance costs, professional fees, and personnel expenses associated with ACADIA operating as a publicly traded company.

Non-cash, stock-based compensation expenses totaled $670,000 for the third quarter ended September 30, 2004, compared to $359,000 for the third quarter of 2003.

“The third quarter of 2004 marked another exciting period for ACADIA as we continued to make important progress in our three proprietary clinical programs and successfully advanced to the clinic our neuropathic pain program in collaboration with Allergan,” said Uli Hacksell, Ph.D., ACADIA’s Chief Executive Officer. “With four clinical programs and a portfolio of preclinical and discovery assets, we continue to execute on our strategy of building a broad pipeline of innovative therapies to treat central nervous system disorders and other areas of unmet medical need.”

Third Quarter and Recent Highlights

•	ACADIA announced results of a clinical study that assessed the ability of ACP-103 to reduce side effects associated with current antipsychotic drug treatments. These side effects included akathesia, an extremely distressful motor disturbance, and hyprolactinemia, a condition of elevated prolactin secretion that can adversely affect menstrual and sexual function. Results of this study showed that ACP-103 reduced both the akathesia and hyprolactinemia caused by haloperidol treatment.

•	ACADIA initiated a clinical trial during the third quarter to evaluate the ability of ACP-103 to treat levodopa-induced dyskinesias, or uncontrollable movements of the limbs, in patients with Parkinson’s disease. This double-blind, placebo-controlled study is being conducted at the National Institute of Neurological Disorders and Stroke, an institute of the National Institutes of Health, and is expected to enroll up to twenty patients. This clinical trial follows encouraging results obtained from a Phase Ib/IIa clinical trial with ACP-103 in patients with Parkinson’s disease.

•	ACADIA announced that Allergan filed an Investigational New Drug (IND) application with the FDA covering a small molecule drug candidate for the treatment of neuropathic pain, which was discovered and is being developed under one of the companies’ collaborations. ACADIA earned a milestone payment upon the filing of the IND application and is entitled to receive additional milestone and royalty payments on products successfully developed and commercialized under the collaboration.

•	ACADIA continues to advance its three proprietary Phase II programs: ACP-103 for treatment-induced dysfunction in Parkinson’s disease; ACP-103 as an adjunctive therapy for schizophrenia; and ACP-104 as a treatment for schizophrenia. ACADIA anticipates reporting results from Phase II studies in each of these programs during 2005.

•	ACADIA presented research on novel small molecules that target receptors implicated in the therapy of pain and inflammation at the Society of Neuroscience’s Annual Meeting held in San Diego in late October. In separate presentations, ACADIA scientists described studies of compounds selectively acting on MrG, ER-beta and PAR-2 receptors. In addition, ACADIA scientists presented studies of compounds that relieve neuropathic pain in animals by selectively targeting NPFF2 receptors.

Conference Call and Webcast Information

Uli Hacksell, Ph.D., Chief Executive Officer, and Thomas H. Aasen, Vice President and Chief Financial Officer, will review third quarter results and highlights via conference call and webcast later today at 4:30 p.m. EST. The conference call may be accessed by dialing 800-901-5247 for participants from the United States or Canada and 617-786-4501 for international callers (reference participant passcode 92945056). The conference call also will be webcast live on ACADIA’s website, www.acadia-pharm.com, under the investor relations section and will be archived there until November 24, 2004.

About ACADIA Pharmaceuticals

ACADIA Pharmaceuticals is a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders. ACADIA currently has five drug programs in clinical and preclinical development as well as a portfolio of drug discovery assets directed at large unmet medical needs, including Parkinson’s disease, schizophrenia, neuropathic pain, and glaucoma. Using its proprietary drug discovery platform, ACADIA has discovered all of the drug candidates in its product pipeline. ACADIA’s corporate headquarters and biology research facilities are located in San Diego, California and its chemistry research facilities are located near Copenhagen, Denmark.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include but are not limited to statements related to the progress and timing of our drug development programs and related trials and the efficacy of our drug candidates. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug development and commercialization. For a discussion of these and other factors, please refer to the company’s registration statement on Form S-1 as well as other subsequent filings with the Securities and Exchange Commission.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Collaborative research revenues	$1,581	$1,675	$3,521	$5,806

Operating expenses
Research and development	5,923	3,989	17,079	12,444
General and administrative	1,311	642	3,103	2,032
Stock-based compensation	670	359	1,979	802

Total operating expenses	7,904	4,990	22,161	15,278

Loss from operations	(6,323)	(3,315)	(18,640)	(9,472)
Interest income (expense)	108	(61)	58	(292)

Net loss	$(6,215)	$(3,376)	$(18,582)	$(9,764)
Participation of preferred stock	—	(2,943)	(8,587)	(8,509)

Net loss available to common stockholders	(6,215)	(433)	(9,995)	(1,255)

Net loss per common share, basic and diluted	$(0.37)	$(0.30)	$(1.22)	$(0.86)

Weighted average common shares outstanding, basic and diluted	16,629	1,459	8,225	1,458

Net loss available to participating preferred stockholders	$—	$(2,943)	$(8,587)	$(8,509)

Net loss per participating preferred share, basic and diluted	$—	$(0.30)	$(0.87)	$(1.00)

Weighted average participating preferred shares outstanding, basic and diluted	—	9,901	9,901	8,536

ACADIA’s preferred stock was reclassified or converted into 9,900,913 shares of common stock upon the closing of its initial public offering on June 2, 2004.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	September 30, 2004	December 31, 2003
	(unaudited)
Assets
Cash, cash equivalents and investment securities, available-for-sale	$43,158	$27,214
Prepaid expenses and other current assets	1,748	1,058

Total current assets	44,906	28,272
Property and equipment, net	2,549	3,117
Other assets	295	304

Total assets	$47,750	$31,693

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities	9,364	8,226

Long-term liabilities	1,027	1,624

Convertible preferred stock	—	74,514

Stockholders’ equity (deficit)	37,359	(52,671)

Total liabilities and stockholders’ equity (deficit)	$47,750	$31,693